Exhibit 10.42

AMENDMENT NO. 1

to the

INTERCONNECTION AGREEMENT

BETWEEN

VERIZON NEW ENGLAND INC.
D/B/A VERIZON MASSACHUSETTS,
F/K/A NEW ENGLAND TELEPHONE AND TELEGRAPH COMPANY,
D/B/A BELL ATLANTIC - MASSACHUSETTS

AND

RNK INC., D/B/A RNK TELECOM

FOR MASSACHUSETTS

This Amendment No. 1 (the “Amendment”) is effective December 20, 2004 (“Amendment Effective Date”), and is entered into by and between Verizon New England Inc., d/b/a Verizon Massachusetts, f/k/a New England Telephone and Telegraph Company, d/b/a Bell Atlantic - Massachusetts (“Verizon’) and RNK Inc., d/b/a RNK Telecom (“RNK”). (Verizon and RNK may hereinafter be referred to, each individually, as a “Party,” and, collectively, as the “Parties”).

WITNESSETH:

          WHEREAS, RNK adopted the terms of the arbitrated Interconnection Agreement between AT&T Broadband Phone of Massachusetts, LLC (“AT&T Broadband”) and Verizon that was approved by the Massachusetts Department of Telecommunications and Energy (the “Commission”) as an effective agreement in the Commonwealth of Massachusetts in Docket No. 99-42/43 (the “Interconnection Agreement”).

          WHEREAS, the Parties desire to agree terms governing compensation for the exchange of Local Traffic and Internet Traffic on a prospective basis;

          NOW, THEREFORE, in consideration of the promises and mutual agreements set forth herein, the Parties agree to amend the Interconnection Agreement as follows:

1. Intercarrier Compensation. The following terms shall govern the Parties’ rights and obligations regarding compensation for Internet Traffic and Local Traffic in Massachusetts notwithstanding any other provision of the Interconnection Agreement, any Tariff, any SGAT, or under applicable law or any change in applicable law. Capitalized terms not defined in this Amendment shall have the meanings provided for them in the Agreement.

1.1 Internet Traffic Not Eligible for Reciprocal Compensation. Notwithstanding any possible contrary construction of the Interconnection Agreement, Internet Traffic shall not be eligible for payment of reciprocal compensation.

1.2 Compensation.

1.2.1. Internet Traffic. All combined Local Traffic and Internet Traffic in excess of a 2:1 ratio of terminating to originating traffic received by either party from the other in Massachusetts shall be presumed to be Internet Traffic and shall be subject to bill and keep.

1.2.2 Local Traffic. All combined Local Traffic and Internet Traffic up to a 2:1 ratio of terminating to originating traffic received by either party from the other in Massachusetts shall be presumed to be Local Traffic and shall be compensated at the state approved reciprocal compensation rates set forth in the Interconnection Agreement.

1.2.3 Rebuttal of 2:1 Presumption. The Parties agree further that either Party may rebut the 2:1 presumption by demonstrating to the Department of Telecommunications and Energy (the “DTE”), subject to the DTE’s rules, procedures, and/or decisions applicable to such rebuttal proceeding, either that traffic above the 2:1 ratio is in fact Local Traffic or that traffic up to the 2:1 ratio is in fact Internet Traffic. During the pendency of any such rebuttal proceeding, the Parties shall remain obligated to pay the state approved reciprocal compensation rates set forth in the Interconnection Agreement for traffic up to a 2:1 ratio of terminating to originating traffic and to apply bill and keep for traffic in excess of a 2:1 ratio of terminating to originating traffic, subject to true-up upon the conclusion of the rebuttal proceeding before the DTE.

The Parties may also mutually agree that certain traffic above the 2:1 ratio is in fact Local Traffic or that traffic up to the 2:1 ratio is in fact Internet Traffic.

1.3 V/FX Traffic. The Parties agree that reciprocal compensation shall not apply to Virtual Foreign Exchange Traffic (i.e., V/FX Traffic). As used in this Amendment, “Virtual Foreign Exchange Traffic” or “V/FX Traffic” is defined as calls in which a RNK customer is assigned a telephone number with an NXX Code (as set forth in the LERG) associated with an exchange that is different than the exchange (as set forth in the LERG) associated with the actual physical location of such customer’s station. For the avoidance of any doubt, RNK shall pay Verizon’s tariffed originating access charges for all V/FX Traffic originated by a Verizon customer, and RNK shall pay Verizon’s tariffed terminating access charges for all V/FX Traffic originated by a RNK customer.

The Parties agree that twenty percent (20%) of the Verizon originated traffic sent to RNK is V/FX Traffic and shall be treated in accordance with this Section 1.3. No more than once during any consecutive twelve month period following the Amendment Effective Date, either Party may request that the Parties recalculate and reset the foregoing twenty percent (20%) presumption by providing written notice to the other Party, which notice shall include reasonably detailed information and/or data supporting the requested change. Upon delivery of the written notice provided pursuant to this section, the Parties shall engage in good faith negotiations for a period not exceeding thirty (30) days to determine whether or not to change the twenty percent (20%) (or other reset percentage) presumption. If the Parties agree to change the presumption within such thirty (30) day period, then they shall enter an amendment to the Interconnection Agreement reflecting the change, which shall apply prospectively from the delivery date for the notice provided pursuant to this paragraph. If they fail to agree within such thirty (30) day period, then either them may invoke the dispute resolution provisions of the Interconnection Agreement.

1.4. Waiver of Rights. Each Party irrevocably waives, with respect to the other Party, any and all rights that it may have or that it may obtain, whether under the Act (including, but not limited to, under Section 252(i) thereof), under any other applicable law, under the Interconnection Agreement, or otherwise (i) to adopt the terms of any other interconnection agreement, law, regulation, order, arbitration award or the like relating to the subject matter of this Amendment; or (ii) to seek through negotiation (including negotiation of a replacement for the Interconnection Agreement), arbitration, or otherwise terms or provisions that would modify, replace, alter or otherwise change the terms and provisions of this Amendment. Further, the Parties agree that, if they establish a new or replacement interconnection agreement for the Interconnection Agreement, they shall implement the terms of this Amendment into such new or replacement interconnection agreement.

2. Transport Charges. RNK agrees that it shall not bill Verizon transport charges in Massachusetts with respect to the transport of Verizon originated traffic to RNK’s switch in Bedford, Massachusetts, CLLI (BDFRMAAWDSO) or in order to recover any costs associated with multiplexing equipment that RNK installed at said switch in order to process Verizon originated traffic.

3. Scope of Amendment. Except to the extent set forth in Sections 1 and 2 of this Amendment, the rates, charges and other provisions of the Interconnection Agreement shall remain in full force and effect after the Amendment Effective Date. Nothing in this Amendment shall be deemed to amend or extend the term of the Interconnection Agreement. This Amendment is not intended to modify the term of the Interconnection Agreement or to affect either Party’s right to exercise any right of termination it may have under the Interconnection Agreement.

4. Conflict Between this Amendment and the Interconnection Agreement. This Amendment shall be deemed to revise the rates, charges and other provisions of the Interconnection Agreement to the extent necessary to give effect to the rates, charges and other provisions of this Amendment. In the event of a conflict between a rate, charge or other provision of this Amendment and a rate, charge or other provision of the Interconnection Agreement, this Amendment shall govern.

5. Counterparts. This Amendment may be executed in one or more counterparts, each of which when so executed and delivered shall be an original and all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed and delivered by their duly authorized representatives as of the Amendment Effective Date.

Verizon New England Inc.	RNK Inc., d/b/a RNK Telecom
d/b/a Verizon Massachusetts,
f/k/a New England Telephone and
Telegraph Company,
d/b/a Bell Atlantic - Massachusetts

Signature	Signature

/s/ Jeffrey A. Masoner	/s/ Richard N. Koch

Printed Name: Jeffrey A. Masoner	Printed Name: Richard N. Koch
Title: Vice President Interconnection Policy and Planning	Title: President